EXHIBIT 10.3

SUMMARY SHEET FOR NAMED
EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION

Summary of named executive officers' current base salary and most recent bonus:

		Annual Salary	Bonus

James R. Swartwout	Chief Executive Officer, Chief Financial Officer	$385,000	$65,000
Trygve M. Thoresen	Vice President of Business Development, Secretary and General Counsel	$250,000	$55,000
Paul A. Walbrun	Vice President and Controller	$145,000	$20,000
Miriam C. Rivera	Vice President of Human Resources	$136,000	$10,000

Non-employee director’s compensation:

Non-employee directors of the Corporation receive a fee of $1,250 in cash for each Board of Directors meeting attended and are reimbursed for related travel expenses.  Non-employee directors serving on Board committees receive a fee of $1,250 in cash for each committee meeting attended.   In addition, non-employee directors shall receive an annual fee of $15,000 in cash or, at their election, a grant of a nonstatutory stock option to acquire up to 5,000 shares of the Corporation’s Common Stock, issued under the Corporation’s stock option plans on the date of the Corporation’s annual stockholders meeting, with an exercise price equal to the average of the high and low trading prices of the Corporation’s Common Stock on that date.  Non-employee directors serving on Board committees receive an annual fee of $6,000 in cash (increased to $10,000 for the Chairman of the Audit Committee and $7,000 for the Chairman of the Compensation Committee), or at their election, a grant of a nonstatutory stock option to acquire up to 2,000 additional shares of the Corporation’s Common Stock, calculated as described above.  Each non-employee director elected to receive all cash in the current fiscal year.